Exhibit 10.2

Execution Copy

TRANSITION, SEPARATION AND GENERAL RELEASE AGREEMENT

THIS TRANSITION, SEPARATION AND GENERAL RELEASE AGREEMENT (this “Separation Agreement”) dated as of February 16, 2013 is entered into between GARY R. LANGFORD (“Employee”) and REVOLUTION LIGHTING TECHNOLOGIES, INC., a Delaware corporation (“Employer”). Employer, together with its past, present and future direct and indirect parent organizations, subsidiaries, affiliated entities, related companies and divisions and each of their respective past, present and future officers, directors, employees, shareholders, trustees, members, partners, attorneys and agents (in each case, individually and in their official capacities), and each of their respective employee benefit plans (and such plans’ fiduciaries, agents, administrators and insurers, in their individual and their official capacities), as well as any predecessors, future successors or assigns or estates of any of the foregoing, is collectively referred to in this Separation Agreement as the “Released Parties.”

RECITALS:

A. Employer and Employee entered into an employment offer letter agreement dated December 30, 2008 (the “Employment Offer Letter”) and a confidentiality and noncompetition agreement dated as of January 5, 2009 (the “Covenants Agreement”); and

B. Employer and Employee have mutually agreed to transition Employee’s employment with Employer and terminate the Employment Offer Letter and Employee’s employment with Employer, effective as of the Separation Date (as defined below); and

C. Employer and Employee desire to enter into this Separation Agreement to set forth the terms of their respective rights and obligations with respect to the termination of the Employment Offer Letter and Employee’s employment with Employer.

In consideration of the foregoing premises, the mutual covenants and agreements contained herein, and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Transition; Termination of Employment Offer Letter; Separation of Employment.

(A) Effective as of the date of this Separation Agreement (the “Transition Date”) until the close of business on April 1, 2013 (the “Separation Date”), Employee shall transition from his position as Chief Financial Officer of Employer and be employed as an officer of Employer in the position of Vice President of Finance of Employer. Through the Separation Date (the “Transition Period”), Employer shall continue to pay Employee the base salary, reimbursable business expenses and all employee benefits provided to Employee on the Transition Date in accordance with Employer’s standard practices. During the Transition Period, nothing in this Separation Agreement shall reduce or eliminate any compensation or benefits that Employee was receiving on the Transition Date. During the Transition Period, Employee may only be terminated by Employer for Cause (as defined below). For purposes of this Separation

Agreement, “Cause” means only that Employee is convicted (or enters into a plea bargain admitting criminal guilt) in any criminal proceeding of a felony directly related to the performance of his duties for Employer and resulting in material harm to Employer. Nothing in this Separation Agreement shall prevent Employer from pursuing prosecution against Employee for any theft from Employer.

(B) Effective as of the close of business on the Separation Date, Employee’s employment with Employer will automatically be terminated by mutual agreement between Employer and Employee. Accordingly, Employee acknowledges and understands that the Employment Offer Letter and his employment with Employer under the Employment Offer Letter or otherwise will terminate at the close of business on the Separation Date and that, unless Employer and Employee otherwise agree in writing, his last day of employment with Employer pursuant to the Employment Offer Letter or otherwise will be the Separation Date. Effective as of the Separation Date, Employee shall be deemed to have resigned from all positions that Employee held as an officer, director and/or member of any committee of Employer and of each of Employer’s subsidiaries; provided, however, Employee agrees to take all actions that are deemed reasonably necessary by Employer to effectuate or evidence such resignations. Employee further acknowledges that, except as otherwise set forth in this Separation Agreement, Employee has received all compensation and benefits to which Employee is entitled as a result of the Employment Offer Letter, the termination of the Employment Offer Letter or otherwise as a result of Employee’s employment with Employer and/or Employee’s separation therefrom. Employee understands that, except as otherwise provided in this Separation Agreement, Employee is entitled to nothing further from the Released Parties, including reinstatement by Employer.

2. Mutual General Release. By not later than the Separation Date, Employee and Employer shall execute and deliver to each other the Mutual Release Agreement in form and substance identical to Exhibit A attached hereto and made a part hereof (the “Mutual Release”).

3. Representations; Covenant Not to Sue. Employee hereby represents and warrants that (A) Employee has not filed, caused or permitted to be filed any pending proceeding (nor has Employee lodged a complaint with any governmental or quasi-governmental authority) against any of the Released Parties, nor has Employee agreed to do any of the foregoing, (B) Employee has not assigned, transferred, sold, encumbered, pledged, hypothecated, mortgaged, distributed, or otherwise disposed of or conveyed to any third party any right or Claim (as defined in the Mutual Release) against any of the Released Parties which will be released by Employee in the Mutual Release, and (C) Employee has not directly or indirectly assisted any third party in filing, causing or assisting to be filed, any Claim against any of the Released Parties. Except as set forth in Section 14 below, Employee covenants and agrees that Employee shall not encourage or solicit or voluntarily assist or participate in any way in the filing, reporting or prosecution by himself or any third party of a proceeding or Claim against any of the Released Parties based upon or relating to any Claim which will be released by Employee in the Mutual Release.

4. [Intentionally Omitted]

5. Compensation and Expense Reimbursement; Equity Compensation.

(A) The parties agree that Employee shall continue to receive his current base salary, reimbursable expenses and all employee benefits which he is currently receiving through the Separation Date in accordance with Employer’s standard practices. Employer’s obligations under this Section 5(A) are not contingent upon Employee’s execution, delivery and non-revocation of this Separation Agreement or the Mutual Release.

(B) Subject to the reasonably satisfactory completion of the Transitional Duties (as defined below) on or prior to the Separation Date, Employer shall pay Employee a bonus (the “Bonus”) in the aggregate amount of $30,000 (less applicable withholdings and customary payroll deductions, excluding 401(k) contributions), which Bonus shall be paid on the later of: (i) the Separation Date (or as soon thereafter as administratively practicable); and (ii) the next regular pay date following the 8th day after Employee’s execution and delivery of the Mutual Release to Employer. The “Transitional Duties” shall include support in connection with (a) the completion of the audit of Employer’s financial statements for the fiscal year ended December 31, 2012, (b) the completion of pro forma financial statements reflecting the acquisition of Seesmart Technologies, Inc. (subject to the prior completion of the audited financial statements of Seesmart Technologies, Inc.), (c) the filing of Employer’s Annual Report on Form 10-K with the Securities and Exchange Commissions (“SEC”), (d) the filing of Employer’s Information Statement on Schedule 14C for its 2013 Annual Meeting with the SEC and (e) cooperation in connection with the relocation of Employer’s corporate headquarters and books and records to Stamford, Connecticut, as well as such other responsibilities as may be reasonably requested by the Board of Directors or the President of Employer.

(C) Employee will receive his final pay check on the next regular pay date following the Separation Date (the “Next Pay Date”). The final pay check included, or will include, payment (less applicable withholdings and customary payroll deductions) for all earned, but unpaid, salary through and including the Separation Date (i.e., salary earned, but not yet paid, through and including the Separation Date) and payment (less applicable withholdings and customary payroll deductions) for Employee’s unused vacation, sick and personal days. Employer will reimburse Employee for any unreimbursed business expenses properly incurred by Employee prior to the Separation Date in accordance with Employer’s expense reimbursement policies and/or practices. Employee will timely submit all such requests in accordance with Employer’s expense reimbursement policies and/or practices, and Employer will process such requests in a manner consistent with policies/practices in effect immediately prior to the Separation Date. Employer’s obligations under this Section 5(C) are not contingent upon Employee’s execution, delivery and non-revocation of this Separation Agreement or the Mutual Release.

(D) Employee understands and agrees that, in accordance with the terms of Employer’s 2003 Stock Incentive Plan (as amended, the “Plan”) and the corresponding stock option agreements, Employee has no rights with respect to options to purchase shares of Employer’s common stock that are unvested as of the Separation Date and, all other options (to the extent exercisable as of the Separation Date) shall be exercisable for the period following the Separation Date set forth in the applicable stock option agreement (but in no event beyond the term of the Option) and shall thereupon terminate.

6. Compensation upon Separation. In consideration of Employee’s execution, delivery and non-revocation of this Separation Agreement and the Mutual Release:

(A) Employer shall pay Employee a separation payment (the “Separation Payment”) in the aggregate amount of $183,750 (less applicable withholdings and other customary payroll deductions, excluding 401(k) contributions). The Separation Payment shall be payable in a lump sum on the later of: (i) the Separation Date (or as soon thereafter as is administratively practicable); and (ii) the next regular pay date following the 8th day after Employee’s execution and delivery of the Mutual Release to Employer; and

(B) if Employee timely elects COBRA coverage for Employee and his dependents, Employer shall waive Employee’s healthcare continuation payments under COBRA during the twelve (12) month period immediately following the Separation Date (the “COBRA Assistance”), unless Employee sooner become eligible to obtain alternate healthcare coverage from a new employer, in which case Employer’s obligation to provide the COBRA Assistance shall cease. Employee understands and agrees that he is obligated to immediately inform Employer if he becomes eligible to obtain alternate healthcare coverage from a new employer prior to the twelve (12) month anniversary of the Separation Date and further understands that if Employee wishes to continue to obtain COBRA coverage after the twelve (12) month anniversary of the Separation Date, Employee must pay all costs and fees for such additional coverage in accordance with COBRA.

As material conditions to Employee’s receipt of the Bonus, the Separation Payment, the COBRA Assistance and the Covenants Modification set forth in Sections 5(B), 6(A), 6(B) and 7 of this Separation Agreement, respectively, Employee shall: (i) execute and deliver to Employer the Mutual Release by not later than the Separation Date; and (ii) not revoke the Mutual Release. For clarification, as a condition to receipt of the Bonus, Employee also must complete the Transitional Duties (to the reasonable satisfaction of Employer) on or prior to the Separation Date.

Employee acknowledges that Employee is not entitled to any post-termination salary continuation payments pursuant to the Employment Offer Letter. Each of Employer and Employee acknowledge that nothing in this Separation Agreement or the Mutual Release shall be deemed to be an admission of liability on the part of Employee or any of the Released Parties. Employee agrees that, except as specifically set forth in this Separation Agreement, Employee will not seek anything further from any of the Released Parties.

7. Surviving Covenants Agreement Provisions. Employee understands and agrees that, notwithstanding the termination of the Employment Offer Letter and Employee’s employment with Employer, Employee’s obligations pursuant to the Covenants Agreement shall survive such termination and remain in full force and effect as set forth therein; provided, however, as additional consideration for Employee’s execution, delivery and non-revocation of this Separation Agreement and the Mutual Release, Sections 2(c) and 2(d)(i) of the Covenants Agreement are hereby modified such that Employee’s obligation to comply with Sections 2(c) and 2(d)(i) of the Covenants Agreement shall expire on the Separation Date and, notwithstanding anything to the contrary contained in Section 2 of the Covenants Agreement, it is understood that (x) Section 2(h) is deleted in its entirety, (y) the placement of general advertisements that may be targeted to a particular geographic or technical area but which are not targeted directly or indirectly towards any employees, officers, agents or representatives of Employer (or any successor corporation into which Employer may be merged or consolidated) shall not be deemed a breach of Employee’s obligations pursuant to Section 2(d)(ii) of the Covenants Agreement and (z) the employment or engagement of any person or entity by an entity that employs Employee, but is not controlled by Employee, and whom Employee did not encourage, solicit, or induce or in any manner attempt to encourage, solicit, or induce to terminate his or her employment or relationship with Employer shall not be deemed a breach of Employee’s obligations pursuant to Section 2(d)(ii) of the Covenants Agreement (the “Covenants Modification”). The Covenants Agreement, as amended by the Covenants Modification, shall be referred to in this Separation Agreement as the “Surviving Covenants Agreement Provisions.” Employee represents and warrants that he has, at all times, been in compliance with his obligations under the Surviving Covenants Agreement Provisions.

8. Who is Bound. Employer and Employee are bound by this Separation Agreement. Anyone who succeeds to Employee’s rights and responsibilities, such as the executors of Employee’s estate, is bound and anyone who succeeds to Employer’s rights and responsibilities, such as its successors and assigns, is also bound.

9. Consulting Services. During the period beginning on April 2, 2013 and ending on April 30, 2013 (the “Consulting Period”), Employee shall make himself reasonably available to Employer, via e-mail, telephone and/or in person at mutually acceptable times, to provide additional services with respect to the Transitional Duties and/or consult with Employer with respect to business issues and other matters (the “Consulting Services”). Employee will be compensated for the time he actually spends (if any) providing requested Consulting Services (if any) at an hourly rate of $150.00 (pro-rated for partial hours) (the “Consulting Fees”). Employee shall submit weekly invoices to Employer for any Consulting Fees earned during the Consulting Period, which invoice shall set forth the dates and hours that Employee actually provided Consulting Services at the request of an authorized officer of Employer and the total Consulting Fees claimed for such week. Employer shall pay any Consulting Fees earned by Employee within ten (10) days of the date of receipt by Employer of Employee’s invoice therefor. Employee and Employer agree that in furnishing services during the Consulting Period, Employee will be acting as an independent contractor and, accordingly, Employee will have no authority to act on behalf of Employer (or any of its affiliates) or bind Employer (or any of its affiliates). During the Consulting Period, Employee will not be considered to have employee status for federal or state tax purposes, for purposes of employee benefit plans or other benefits applicable to Employer’s employees generally or for any other purposes. During the Consulting Period, Employer shall not pay any contributions to Social Security, unemployment insurance, federal or state withholding taxes, or provide any other contributions or benefits which might be expected in an employer-employee relationship, and Employee expressly waives any right to such participation or coverage. Employee agrees that Employee shall make such contributions and pay applicable taxes, and hereby agrees to indemnify and hold harmless the Released Parties from and against any costs, fees, damages or penalties assessed against any of the Released Parties by virtue of Employee’s failure to make such contributions or payments. The Consulting Period may be extended by mutual agreement of Employee and Employer. Employee also understands and agrees that the Consulting Services to be provided by Employee pursuant to this Section 9 shall be provided on an as-needed basis and that Employer, in its sole discretion, shall determine its need, if any, for the Consulting Services.

10. Cooperation With Investigations/Litigation. Employee agrees, upon Employer’s request and for a reasonable period following the Separation Date, to reasonably cooperate in any Employer investigation, litigation, arbitration, or regulatory proceeding regarding events that occurred during Employee’s tenure with Employer. Employee will make himself reasonably available to consult with Employer’s counsel, to provide information, and to appear to give testimony. Employer will, to the extent permitted by law and applicable court rules, reimburse Employee for reasonable out-of-pocket expenses (including, without limitation, reasonable attorneys’ fees and costs) Employee incurs in extending such cooperation, so long as Employee provides advance written notice of Employee’s request for reimbursement and provides reasonably satisfactory documentation of the expenses.

11. Company Property. Without limitation of Employee’s obligations pursuant to the Surviving Covenants Agreement Provisions, Employee agrees that on or prior to the Separation Date, Employee shall return to Employer all of Employer’s and its affiliates’ property in Employee’s possession, custody and/or control, including, but not limited to, all equipment, vehicles, computers, personal digital assistants, pass codes, keys, swipe cards, credit cards, documents or other materials, in whatever form or format, that Employee received, prepared, or helped prepare. Employee shall not retain any copies, duplicates, reproductions, computer disks, or excerpts thereof of Employer’s or its affiliates’ documents.

12. Remedies. For a period of three (3) years after the Separation Date, if Employee (a) breaches (i) any term or condition of the Surviving Covenants Agreement Provisions, (ii) his obligations pursuant to Sections 2, 3, 7 or 9 of this Separation Agreement, (iii) his obligations pursuant to Section 2 of the Mutual Release, or (iv) if such breach causes or is reasonably likely to cause material harm to Employer, breaches any other provision of this Separation Agreement or the Mutual Release, or (b) any representation made by Employee in this Separation Agreement or the Mutual Release was materially false when made, it shall constitute a material breach of this Separation Agreement and, in addition to and not instead of the Released Parties’ other remedies hereunder, under the Surviving Covenants Agreement Provisions or otherwise at law or in equity, Employee shall be required to, within thirty (30) days following written notice from Employer, return the Separation Payment paid by Employer under Section 6(A) of this Separation Agreement, less 10% of the Separation Payment paid by Employer under Section 6(A) of this Separation Agreement. Employee agrees that if Employee is required to return the Separation Payment, this Separation Agreement, the Mutual Release and the Surviving Covenants Agreement Provisions shall continue to be binding on Employee and the Released Parties shall be entitled to enforce the provisions of this Separation Agreement, the Mutual Release and the Surviving Covenants Agreement Provisions as if the Separation Payment had not been repaid to Employer and this Separation Agreement also shall continue to be binding upon Employer; provided, however, Employer shall have no further payment obligations to Employee under Section 6(A) of this Separation Agreement. In the event of any litigation or other proceeding to enforce the terms of this Separation Agreement, the Mutual Release and/or the Surviving Covenants Agreement Provisions, whether initiated by Employee or Employer, the prevailing party shall (unless otherwise provided by law) be entitled to recover its reasonable attorneys’ fees and costs, expert witness fees and costs, and court costs/forum fees from the other party; provided, however, Employee shall have no obligation to pay such attorneys’ fees and other costs associated with enforcing this Separation Agreement, the Mutual Release and/or the Surviving Covenants Agreement Provisions if Employee were to challenge the ADEA (as defined in the Mutual Release) waiver only.

13. Construction of Agreement. In the event that one or more of the provisions contained in this Separation Agreement, the Mutual Release or the Surviving Covenants Agreement Provisions shall for any reason be held unenforceable in any respect under the law of any state of the United States or the United States, such unenforceability shall not affect any other provision of this Separation Agreement, the Mutual Release or the Surviving Covenants Agreement Provisions but this Separation Agreement, the Mutual Release and the Surviving Covenants Agreement Provisions shall then be construed as if such unenforceable provision or provisions had never been contained herein or therein; provided, however, that if any court were to find that the waiver and release of Claims set forth in Section 2 of the Mutual Release is unlawful or unenforceable, or was not entered into knowingly or voluntarily, Employee agrees to execute a waiver and release of claims in a form satisfactory to Employer that is lawful and enforceable. If it is ever held that any restriction hereunder, under the Mutual Release or the Surviving Covenants Agreement Provisions is too broad to permit enforcement of such restriction to its fullest extent, such restriction shall be enforced to the maximum extent permitted by applicable law. This Separation Agreement, the Mutual Release, the Surviving Covenants Agreement Provisions and any and all matters arising directly or indirectly herefrom or therefrom shall be governed under the laws of the State of North Carolina without reference to choice of law rules. Employer and Employee consent to the sole jurisdiction of the federal and state courts of North Carolina. EMPLOYER AND EMPLOYEE HEREBY WAIVE THEIR RESPECTIVE RIGHT TO TRIAL BY JURY IN ANY ACTION CONCERNING THIS SEPARATION AGREEMENT, THE MUTUAL RELEASE OR ANY AND ALL MATTERS ARISING DIRECTLY OR INDIRECTLY HEREFROM, AND REPRESENT THAT THEY HAVE CONSULTED WITH COUNSEL OF THEIR CHOICE OR HAVE CHOSEN VOLUNTARILY NOT TO DO SO SPECIFICALLY WITH RESPECT TO THIS WAIVER.

14. Acknowledgments. Employer and Employee acknowledge and agree that:

(A) By entering into this Separation Agreement, Employee does not waive any rights or Claims (including, without limitation, Claims arising under ADEA) that may arise after the date of Employee’s execution and delivery of this Separation Agreement. By entering into this Separation Agreement, Employer also does not waive any rights or claims that may arise after the date of Employer’s execution and delivery of this Separation Agreement;

(B) This Separation Agreement shall not affect the rights and responsibilities of the Equal Employment Opportunity Commission (the “EEOC”) or similar federal or state agency to enforce ADEA or other laws, and further acknowledge and agree that this Separation Agreement shall not be used to justify interfering with Employee’s protected right to file a charge or participate in an investigation or proceeding conducted by the EEOC or similar federal or state agency. Accordingly, nothing in this Separation Agreement shall preclude Employee from filing a charge with, or participating in any manner in an investigation, hearing or proceeding conducted by, the EEOC or similar federal or state agency, but Employee hereby waives any and all rights to recover under, or by virtue of, any such investigation, hearing or proceeding;

(C) Notwithstanding anything set forth in this Separation Agreement to the contrary, nothing in this Separation Agreement shall affect or be used to interfere with Employee’s protected right to test in any court, under the Older Workers’ Benefit Protection Act, or like statute or regulation, the validity of the waiver of Employee’s rights under ADEA set forth in the Mutual Release; and

(D) Nothing in this Separation Agreement shall be deemed a waiver or release of, or preclude Employee from exercising, Employee’s rights, if any (i) under Section 601-608 of the Employee Retirement Income Security Act of 1974, as amended, popularly known as COBRA, (ii) Employer’s 401(k) plan, or (iii) with respect to vested stock options, if any, in Employer, subject to the terms of Plan and the corresponding stock option agreements.

15. Opportunity For Review.

(A) Employee is hereby advised and encouraged by Employer to consult with his own independent counsel before signing this Agreement. Employee represents and warrants that Employee (i) has had sufficient opportunity to consider this Separation Agreement, (ii) has read this Separation Agreement, (iii) understands all the terms and conditions hereof, (iv) is not incompetent or had a guardian, conservator or trustee appointed for Employee, (v) has entered into this Separation Agreement of Employee’s own free will and volition, (vi) has duly executed and delivered this Separation Agreement, (vii) has been advised and encouraged by Employer to consult with Employee’s own independent counsel before signing this Separation Agreement (viii) has had the opportunity to review this Separation Agreement with counsel of his choice or has chosen voluntarily not to do so, (ix) understands that Employee has been given twenty-one (21) days to review this Separation Agreement before signing this Separation Agreement and understands that he is free to use as much or as little of the 21-day period as he wishes or considers necessary before deciding to sign this Separation Agreement and (x) understands that this Separation Agreement is valid, binding, and enforceable against the parties hereto in accordance with its terms.

(B) This Separation Agreement shall be effective and enforceable on the eighth (8th) day after execution and delivery to Employer (c/o Charles Schafer) by Employee. The parties hereto understand and agree that Employee may revoke this Separation Agreement after having executed and delivered it to Employer (c/o Charles Schafer), in writing, provided such writing is received by Employer no later than 11:59 p.m. on the seventh (7th) day after Employee’s execution and delivery of this Separation Agreement to Employer. If Employee revokes this Separation Agreement, it shall not be effective or enforceable, Employee shall not be entitled to receive the Bonus, the Separation Payment or the Covenants Modification, and the Separation Date shall be unaltered.

16. Section 409A

(A) This Separation Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations promulgated thereunder (“Section 409A”). To the extent that any provision in this Separation Agreement is ambiguous as to its compliance with Section 409A, the provision shall be read in such a manner so that no payments due under this Separation Agreement shall be subject to an “additional tax” as defined in Section 409A(a)(1)(B) of the Code. For purposes of Section 409A, each payment made under this Separation Agreement shall be treated as a separate payment. In no event may Employee, directly or indirectly, designate the calendar year of payment. Employee understands that any tax liability incurred by Employee under Section 409A is solely the responsibility of Employee.

(B) All reimbursements, if any, provided under this Separation Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Employee’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit.

(C) This Separation Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be interpreted and construed consistently with such intent. The payments to Employee pursuant to this Separation Agreement are also intended to be exempt from Section 409A of the Code to the maximum extent possible, under either the separation pay exemption pursuant to Treasury regulation §1.409A-1(b)(9)(iii) or as short-term deferrals pursuant to Treasury regulation §1.409A-1(b)(4). In the event the terms of this Separation Agreement would subject Employee to taxes or penalties under Section 409A of the Code (“409A Penalties”), Employer and Employee shall cooperate diligently to amend the terms of this Separation Agreement to avoid such 409A Penalties, to the extent possible; provided that in no event shall Employer be responsible for any 409A Penalties that arise in connection with any amounts payable under this Separation Agreement.

17. Indemnification. The agreements and obligations of Employer (including, without limitation, Employer’s obligations pertaining to officers’ and directors’ or similar liability insurance) set forth in the indemnification agreement between Employer and Employee dated September 25, 2012 (the “Indemnification Agreement”) shall survive the termination of Employee’s employment with Employer in accordance with the terms set forth in Article II thereof.

18. Mitigation. Employee shall not be required to mitigate the amount of any payment provided for in this Separation Agreement by seeking other employment or otherwise. Employer shall not be entitled to set off against the amounts payable to Employee under this Separation Agreement any amounts earned by Employee in other employment after termination of his employment with Employer, or any amounts which might have been earned by Employee in other employment had he sought such other employment.

19. Amendment; Entire Agreement. The provisions of this Separation Agreement may be amended, waived or canceled only by mutual agreement of the parties in writing. Except as otherwise noted herein this Separation Agreement constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior and contemporaneous agreements, if any, between the parties relating to the subject matter hereof.

20. Legal Fees. Employer shall reimburse the Employee’s reasonable legal fees to negotiate and prepare this Separation Agreement and the Mutual Release, not to exceed $6,500.00.

21. Company’s Successors. Employer will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Employer, to expressly assume and agree to perform Employer’s obligations under this Separation Agreement in the same manner and to the same extent that Employer would be required to perform if no such succession had taken place. Failure of Employer to obtain such agreement prior to the effectiveness of any such succession shall be a material breach of this Separation Agreement.

22. Notices. Notices and all other communications provided for in this Separation Agreement shall be in writing and shall be deemed to have been duly given when personally delivered, or five (5) days after deposit with postal authorities transmitted by United States registered or certified mail, return receipt requested, postage prepaid, or on the next business day after dispatch, if sent by nationally recognized, overnight courier service guaranteeing next business day delivery addressed to Employee at 627 Lake Drive, Salisbury, North Carolina 28144 and in the case of Employer at 124 Floyd Smith Drive, Suite 300, Charlotte, North Carolina 28262, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

23. Headings. All captions and section headings used in this Separation Agreement are for convenient reference only and do not form a part of this Separation Agreement.

24. Counterparts. This Separation Agreement may be signed in counterparts, each of which shall be deemed an original but all of which shall be deemed to constitute a single instrument. The parties agree that signatures delivered via facsimile, electronic mail (including pdf) or other transmission method shall be deemed to have been duly and validly delivered, are true and valid signatures for all purposes hereunder and shall bind the parties to the same extent as that of original signatures.

[signature page follows]

Agreed to and accepted on this 16 day of February, 2013.

Witness:	EMPLOYEE:

/s/ Elizabeth Catalano	/s/ Gary R. Langford
Gary R. Langford

Agreed to and accepted on this 19 day of February, 2013.

EMPLOYER:

REVOLUTION LIGHTING TECHNOLOGIES, INC.

By:	/s/ Charles Schafer
Charles Schafer, President

Execution Copy

EXHIBIT A

Form of Mutual General Release Agreement

THIS MUTUAL GENERAL RELEASE AGREEMENT (this “Release”) dated as of                     , 2013 is entered into between GARY R. LANGFORD (“Employee”) and REVOLUTION LIGHTING TECHNOLOGIES, INC., a Delaware corporation (“Employer”). Employer, together with its past, present and future direct and indirect parent organizations, subsidiaries, affiliated entities, related companies and divisions and each of their respective past, present and future officers, directors, employees, shareholders, trustees, members, partners, attorneys and agents (in each case, individually and in their official capacities), and each of their respective employee benefit plans (and such plans’ fiduciaries, agents, administrators and insurers, in their individual and their official capacities), as well as any predecessors, future successors or assigns or estates of any of the foregoing, is collectively referred to in this Release as the “Released Parties.”

RECITALS:

A. Employer and Employee entered into that certain Transition, Separation and General Release Agreement dated as of February     , 2013 (the “Separation Agreement”) by which Employee and Employer mutually acknowledged and agreed that Employee’s employment with Employer will terminate effective April 1, 2013 (the “Separation Date”);

B. Employer and Employee agreed in the Separation Agreement to execute and deliver to each other this Release on or prior to the Separation Date; and

C. Capitalized terms used but not defined in this Release shall have the meaning set forth in the Separation Agreement.

In consideration of the foregoing premises, the mutual covenants and agreements contained herein, and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Employee General Release of the Released Parties. In consideration of the promises and covenants made in the Separation Agreement, including but not limited to, the Bonus set forth in Section 5(B) of the Separation Agreement, the Separation Payment set forth in Section 6(A) of the Separation Agreement, the COBRA Assistance set forth in Section 6(B) of the Separation

Agreement and the Covenants Modification set forth in Section 7 of the Separation Agreement, Employee (on his own behalf and on behalf of his heirs, executors, administrators, trustees, legal representatives, successors and assigns) hereby unconditionally and irrevocably releases, waives, discharges and gives up, to the full extent permitted by law, any and all Claims (as defined below) that Employee may have against any of the Released Parties, arising on or prior to the date of Employee’s execution and delivery of this Release to Employer. “Claims” means any and all actions, charges, controversies, demands, causes of action, suits, rights, and/or claims whatsoever for debts, sums of money, wages, salary, severance pay, commissions, fees, bonuses, unvested stock options, vacation pay, sick pay, fees and costs, attorneys’ fees, losses, penalties, damages, including damages for pain and suffering and emotional harm, arising, directly or indirectly, out of any promise, agreement, offer letter (including, without limitation, the Employment Offer Letter), contract, understanding, common law, tort, the laws, statutes, and/or regulations of the States of North Carolina, Delaware or any other state and the United States, including, but not limited to, federal and state wage and hour laws (to the extent waiveable), federal and state whistleblower laws, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, the Lilly Ledbetter Fair Pay Act of 2009, the Americans with Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act (excluding COBRA), the Vietnam Era Veterans Readjustment Assistance Act, the Fair Credit Reporting Act, the Occupational Safety and Health Act, the Age Discrimination in Employment Act (“ADEA”), the Older Workers’ Benefit Protection Act, the Sarbanes-Oxley Act of 2002, the North Carolina Equal Employment Practices Act, the North Carolina Persons With Disabilities Protection Act, the Delaware Discrimination in Employment Law, and the Delaware Handicapped Persons Employment Protections Act, as each may be amended from time to time, whether arising directly or indirectly from any act or omission, whether intentional or unintentional; provided, however, “Claims” shall not include (a) claims to payments, benefits and other rights specifically provided to Employee pursuant to the terms of this Separation Agreement, or (b) with respect to options to purchase shares of Employer’s common stock that have vested as of the Separation Date, Employee’s rights pursuant to the terms of Employer’s 2003 Stock Incentive Plan (as amended, the “Plan”) and the corresponding stock option agreement(s). This Section 1 releases all Claims including those of which Employee is not aware and those not mentioned in this Release. Employee specifically releases any and all Claims arising out of the Employment Offer Letter or the termination thereof and Employee’s employment with Employer or termination therefrom. Employee expressly acknowledges and agrees that, by entering into this Release, Employee is releasing and waiving any and all Claims, including, without limitation, Claims that Employee may have arising under ADEA, which have arisen on or before the date of Employee’s execution and delivery of this Release to Employer. It is understood and agreed that the foregoing general release of Claims does not waive any of the following rights of Employee: (w) to enforce the terms of this Release and the Separation Agreement; (x) to pursue Claims that may arise after the date that Employee executes and delivers this Release to Employer; (y) to pursue compulsory counterclaims and defenses directly related to Claims that Employee has not waived pursuant to this Release; and (z) to pursue Claims which Employee may not release pursuant to applicable laws and regulations.

2. Employer General Release. In consideration of the promises and covenants made in the Separation Agreement, including but not limited to, Employee’s release of the Released Parties set forth in Section 1 above), Employer hereby irrevocably and unconditionally releases and

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forever discharges Employee (and his heirs, executors, administrators, trustees, legal representatives, successors and assigns) from any and all claims, suits, debts, actions, causes of action, rights, judgments, obligations, damages, demands, accountings or liabilities of whatever kind or character whatsoever, in law or in equity, which Employer ever had, now has, or hereafter may have by reason of any matter, cause or thing whatsoever arising from the beginning of time to the date of Employer’s execution and delivery of this Release to Employee, including, without limitation, all statutory, common law, contractual, constitutional and other claims that Employer may have, or in the future may possess, arising out of (i) the Employee’s employment relationship with and service as an employee, officer or director of Employer or any subsidiaries or affiliated companies and the termination of such relationship or service (including, without limitation, the Employment Offer Letter) and (ii) any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the date of Employer’s execution and delivery of this Release to Employee. This Section 2 releases all such claims, suits, debts, actions, causes of action, rights, judgments, obligations, damages, demands, accountings or liabilities including those of which Employer is not aware and those not mentioned in this Release. It is agreed and understood that the foregoing general release does not waive any of the following rights of Employer: (w) to enforce the terms of this Release and the Separation Agreement; (x) to pursue claims arising from actions taken after the date of Employer’s execution and delivery of this Release to Employee; (y) to pursue compulsory counterclaims and defenses directly related to claims that the Employer has not waived pursuant to this Release; and (z) to pursue claims which Employer may not release pursuant to applicable laws and regulations.

3 Acknowledgments. Employer and Employee acknowledge and agree that:

(A) By entering into this Release, Employee does not waive any rights or Claims (including, without limitation, Claims arising under ADEA) that may arise after Employee’s execution and delivery of this Release to Employer. By entering into this Release, Employer also does not waive any rights or claims that may arise after the date of Employer’s execution and delivery of this Release to Employee;

(B) This Release shall not affect the rights and responsibilities of the Equal Employment Opportunity Commission (the “EEOC”) or similar federal or state agency to enforce ADEA or other laws, and further acknowledge and agree that this Release shall not be used to justify interfering with Employee’s protected right to file a charge or participate in an investigation or proceeding conducted by the EEOC or similar federal or state agency. Accordingly, nothing in this Release shall preclude Employee from filing a charge with, or participating in any manner in an investigation, hearing or proceeding conducted by, the EEOC or similar federal or state agency, but Employee hereby waives any and all rights to recover under, or by virtue of, any such investigation, hearing or proceeding;

(C) Notwithstanding anything set forth in this Release to the contrary, nothing in this Release shall affect or be used to interfere with Employee’s protected right to test in any court, under the Older Workers’ Benefit Protection Act, or like statute or regulation, the validity of the waiver of rights under ADEA set forth in this Release; and

(D) Nothing in this Release shall be deemed a waiver or release of, or preclude Employee from exercising, Employee’s rights, if any (i) under Section 601-608 of the Employee Retirement Income Security Act of 1974, as amended, popularly known as COBRA, (ii) Employer’s 401(k) plan, or (iii) with respect to vested stock options, if any, in Employer, subject to the terms of Plan and the corresponding stock option agreements.

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4. Opportunity For Review.

(A) Employee is hereby advised and encouraged by Employer to consult with his own independent counsel before signing this Release. Employee represents and warrants that Employee (i) has had sufficient opportunity to consider this Release, (ii) has read this Release, (iii) understands all the terms and conditions hereof, (iv) is not incompetent or had a guardian, conservator or trustee appointed for Employee, (v) has entered into this Release of Employee’s own free will and volition, (vi) has duly executed and delivered this Release, (vii) has been advised and encouraged by Employer to consult with Employee’s own independent counsel before signing this Release, (viii) has had the opportunity to review this Release with counsel of his choice or has chosen voluntarily not to do so, (ix) understands that Employee has been given at least twenty-one (21) days to review this Release before signing this Release and understands that he is free to use as much or as little of the 21-day period as he wishes or considers necessary before deciding to sign this Release and (x) understands that this Release is valid, binding, and enforceable against the parties hereto in accordance with its terms.

(B) This Release shall be effective and enforceable on the eighth (8th) day after execution and delivery to Employer (c/o Charles Schafer) by Employee. The parties hereto understand and agree that Employee may revoke this Release after having executed and delivered it to Employer (c/o Charles Schafer), in writing, provided such writing is received by Employer no later than 11:59 p.m. on the seventh (7th) day after Employee’s execution and delivery of this Release to Employer. If Employee revokes this Release, it shall not be effective or enforceable and Employee shall not be entitled to receive the Bonus, the Separation Payment, COBRA Assistance or the Covenants Modification as set forth in the Separation Agreement.

5. Representations; Covenant Not to Sue. Employee hereby represents and warrants that (A) Employee has not filed, caused or permitted to be filed any pending proceeding (nor has Employee lodged a complaint with any governmental or quasi-governmental authority) against any of the Released Parties, nor has Employee agreed to do any of the foregoing, (B) Employee has not assigned, transferred, sold, encumbered, pledged, hypothecated, mortgaged, distributed, or otherwise disposed of or conveyed to any third party any right or Claim against any of the Released Parties which has been released in this Release, and (C) Employee has not directly or indirectly assisted any third party in filing, causing or assisting to be filed, any Claim against any of the Released Parties. Except as set forth in Section 3 above, Employee covenants and agrees that Employee shall not encourage or solicit or voluntarily assist or participate in any way in the filing, reporting or prosecution by himself or any third party of a proceeding or Claim against any of the Released Parties based upon or relating to any Claim released by Employee in this Release.

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6. Amendment; Entire Agreement. The provision of this Release may be amended, waived or canceled only by mutual agreement of the parties in writing. Except as otherwise noted in the Separation Agreement, this Release and the Separation Agreement constitute the entire agreement between the parties concerning the subject matter hereof and supersede all prior and contemporaneous agreements, if any, between the parties relating to the subject matter hereof.

7. Legal Fees. In any action or proceeding between Employer and Employee concerning this Release or its enforcement, the prevailing party in such action or proceeding shall be entitled to recover reasonable attorneys’ fees and costs from the non-prevailing party, whether incurred at trial level or in any appellate proceeding.

8. Governing Law. This Release shall be governed and construed in accordance with the laws of the State of North Carolina.

9. Headings. All captions and section headings used in this Release are for convenient reference only and do not form a part of this Release.

10. Counterparts. This Release may be signed in counterparts, each of which shall be deemed an original but all of which shall be deemed to constitute a single instrument. The parties agree that signatures delivered via facsimile, electronic mail (including pdf) or other transmission method shall be deemed to have been duly and validly delivered, are true and valid signatures for all purposes hereunder and shall bind the parties to the same extent as that of original signatures.

11. Binding Effect. This Release shall be binding upon and inure to the benefit of Employee and Employer, and their respective heirs, representatives, successors and assigns.

[signature page follows]

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Agreed to and accepted on this      day of                     , 2013.

Witness:	EMPLOYEE:

Gary R. Langford

Agreed to and accepted on this      day of                     , 2013.

EMPLOYER:

REVOLUTION LIGHTING TECHNOLOGIES, INC.

By:
Charles Schafer, President

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